EXHIBIT 10.1

EMPLOYMENT AGREEMENT

This Employment Agreement (this “Agreement”) is made by and between Sadot Group Inc. (“SDOT”), a Nevada corporation (the “Company”), with an address located at 295 E. Renfro Street, Suite 300, Burleson, Texas 76028, and Aleksandr Zhandov (“Employee”), as of July 6, 2026 (the “Effective Date”).

WHEREAS, the Company has offered employment to Employee and the parties wish to enter into this Agreement to document the terms and conditions of their relationship;

NOW THEREFORE, in consideration of the foregoing, the mutual covenants contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto, intending to be legally bound, hereby agree as follows:

ARTICLE 1 – EMPLOYMENT TERMS

1.1       Employment. The Employee’s commencement of employment is contingent upon satisfactory completion of a background check to be conducted by the Company (the “Start Date”). Commencing on the Start Date, the Company shall employ Employee, and Employee shall serve the Company, as Chief Operating Officer and Deputy Chief Executive Officer, upon the terms and conditions set forth in this Agreement. Employee shall report to the Chief Executive Officer of the Company and shall have such authority, duties and responsibilities as are consistent with such positions and as may be assigned to Employee from time to time by the Chief Executive Officer or the Board of Directors. Employee acknowledges and agrees that the Chief Executive Officer of the Company remains the Company’s most senior executive officer and principal executive officer, that Employee’s title of “Deputy Chief Executive Officer” is subordinate to the Chief Executive Officer, and that Employee shall at all times perform Employee’s duties subject to the direction, supervision and control of the Chief Executive Officer and the Board of Directors. Employee shall devote Employee’s business time, attention, skill and efforts to the performance of Employee’s duties hereunder, except during periods of illness or periods of vacation and leaves of absence consistent with Company policy.

1.2       At-Will Employment. Notwithstanding any other provision of this Agreement, Employee’s employment with the Company is “at-will.” This means that either the Company or Employee may terminate the employment relationship at any time, for any reason or no reason, with or without cause, and with or without advance notice, subject only to the provisions of Section 1.4 and Section 1.5. Nothing in this Agreement shall be construed as a contract of employment for any specific or definite term, or as a guarantee of continued employment. The at-will nature of Employee’s employment may not be modified or amended except in a writing signed by Employee and expressly approved by the Board of Directors.

1.3	Compensation and Benefits.

(a)	Salary. The Company shall pay Employee a base salary at the rate of $120,000 per year (the “Base Salary”), payable in accordance with the Company’s regular payroll practices and subject to any withholdings and deductions required by applicable law.

(b)	Benefits. Employee shall be entitled to participate in the employee benefit plans of the Company, as presently in effect or as they may be modified or added to from time to time, subject to the terms and eligibility requirements of those plans. Employee shall also be provided with vacation and sick leave in accordance with Company policy and Section 3.13.

(c)	Expense Reimbursement. The Company shall reimburse Employee for all reasonable, ordinary and necessary travel and other expenses related to Employee’s duties that are incurred and accounted for in accordance with the policies of the Company.

(d)	Equity. Employee may be eligible to receive equity awards under the Company’s equity incentive plan(s), in such amounts and on such terms as may be determined by the Board of Directors (or a committee thereof) in its sole discretion. Any such award shall be governed by the applicable plan and award agreement, and no equity award is granted by, or guaranteed under, this Agreement.

(e)	Performance Bonus. Employee shall be eligible for an annual performance bonus based on performance objectives to be mutually agreed upon by the Board of Directors (or a committee thereof) and Employee, in an amount and subject to such conditions as the Board of Directors may determine in its sole discretion. Any bonus is discretionary and is not earned unless and until awarded and paid.

(f)	Key Person Insurance. Employee agrees to cooperate with the Company in obtaining key person life and disability insurance policies on Employee’s life where the Company is the beneficiary. Such cooperation includes, but is not limited to, submitting to medical examinations, providing requested health information, and executing necessary documents, all at the Company’s expense.

1.4	Termination of Employment.

1.4.1       Termination by Mutual Agreement. This Agreement may be terminated at any time by the mutual written agreement of the Company and Employee.

1.4.2       Termination by Either Party (At-Will). Consistent with Section 1.2, this Agreement and Employee’s employment may be terminated by either the Company or Employee at any time, for any reason or no reason, with or without cause, and with or without notice. Employee is requested, but not required, to provide at least two (2) weeks’ prior written notice of a voluntary resignation.

1.5	Payments Upon Termination.

1.5.1       Accrued Obligations. Upon termination of Employee’s employment for any reason, all of Employee’s Base Salary, bonuses, and other compensation shall cease as of the date of such termination, and the obligations of the Company under this Agreement to make any further payments to Employee shall cease and terminate, except that the Company shall pay Employee (a) any accrued but unpaid Base Salary through the date of termination, (b) any accrued but unused vacation to the extent required by Company policy or applicable law, and (c) any unreimbursed business expenses properly incurred and submitted in accordance with Section 1.3(c) (collectively, the “Accrued Obligations”). Employee acknowledges and agrees that, in light of the at-will nature of Employee’s employment, Employee is not entitled to any severance pay or other separation benefit upon termination of employment, except as may be set forth in a separate written agreement signed by the Company and expressly approved by the Board of Directors.

1.5.2       Clawback. Any incentive-based or other compensation paid to Employee under this Agreement or otherwise shall be subject to recovery or clawback by the Company (a) under any clawback or recoupment policy that the Company has adopted or may adopt, including any policy adopted to comply with the Dodd- Frank Wall Street Reform and Consumer Protection Act, the rules of the U.S. Securities and Exchange Commission, and the listing standards of The Nasdaq Stock Market, and (b) as otherwise required by applicable law. In addition, in the event that the Company is required to restate its financial statements due to Employee’s intentional misconduct or gross negligence, the Company may, in its sole discretion, seek to recover from Employee any bonus payments, equity compensation, or other incentive compensation paid to Employee during the twelve (12)-month period preceding the events giving rise to such restatement.

ARTICLE 2 – COVENANTS OF EMPLOYEE

2.1       Confidential Information.

(a)	Employee agrees to hold in strictest confidence, and not to use, except for the benefit of the Company, any of the Company’s Trade Secrets or Confidential Information, or to disclose to any person, firm or entity any of the Company’s Trade Secrets or Confidential Information except (i) as authorized in writing by the Board of Directors (the “Board”), (ii) as authorized by the Company’s management with the approval of the Board, pursuant to a written non-disclosure agreement, or

(iii) as required by law. With respect to Trade Secrets, this covenant shall continue for so long as the information retains its Trade Secret status under applicable law. With respect to Confidential Information, this covenant shall continue during Employee’s employment and for five (5) years thereafter.

(b)	For purposes of this Agreement, “Trade Secrets” shall mean any of the Company’s information, without regard to form, including, but not limited to, technical or non-technical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans, or a list of actual or potential customers or suppliers, which is not commonly known by or available to the public and which information (A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(c)	For purposes of this Agreement, “Confidential Information” shall mean any data and information

(A)       relating to the business of the Company, other than Trade Secrets addressed above; (B) disclosed to Employee or of which Employee became aware as a consequence of Employee’s relationship with the Company; (C) having value to the Company; (D) not generally known to competitors of the Company; and (E) which includes methods of operation, names of customers, price lists, financial information and projections, personnel data, and similar information; provided, however, that Confidential Information shall not mean data or information which has been voluntarily disclosed to the public by the Company (except where such public disclosure has been made by Employee without authorization from the Company), which has been independently developed and disclosed by others, or which has otherwise entered the public domain through lawful means.

(d)	The U.S. Defend Trade Secrets Act (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that

(A)       is made (i) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, and (ii) solely for the purpose of reporting or investigating a suspected violation of law, or (B) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Accordingly, Employee shall have the right to disclose in confidence trade secrets to federal, state, and local government officials, or to an attorney, for the sole purpose of reporting or investigating a suspected violation of law, and to disclose trade secrets in a document filed in a lawsuit or other proceeding, provided the filing is made under seal. Nothing in this Agreement is intended to conflict with the DTSA or create liability for disclosures of trade secrets that are expressly allowed by the DTSA.

2.2       Non-Solicitation of Customers. During the Restricted Period, Employee shall not, directly or indirectly, solicit any customer of the Company or any potential customer of the Company, as such solicitation relates to Competing Products or Services, with whom Employee had material contact during the last year of Employee’s employment with the Company. For purposes of this Agreement, the “Restricted Period” shall mean the period beginning on the Effective Date and ending on the first anniversary of Employee’s last date of employment with the Company. “Competing Products or Services” shall mean the products or services being created, developed, marketed, or provided by the Company. For purposes of this Section 2.2, “material contact” means Employee had direct communication, correspondence, or business dealings with such customer or potential customer, or was involved in negotiations, discussions, or decision-making processes relating to such customer or potential customer.

2.3       Non-Hiring of Employees. During the Restricted Period, Employee shall not hire or engage, or assist any company or business organization by which Employee is employed to hire or engage, any person who is or was employed by the Company at the time of Employee’s termination or during the one-year period preceding such termination.

2.4       Non-Competition. Employee acknowledges that, in the course of employment, the Company will provide Employee with access to Confidential Information and Trade Secrets, and the covenants in this Section 2.4 are ancillary to and supported by the Company’s agreement to provide such access and the other consideration set forth in this Agreement. During the Restricted Period, Employee shall not, directly or by assisting others, provide Competing Products or Services of the type conducted, authorized, offered or provided by the Company during the last year of Employee’s employment with the Company, in any capacity identical with or corresponding to the capacity or capacities in which Employee was engaged by the Company, anywhere within (1) the territory where Employee was working during the last year of Employee’s employment with the Company, (2) the territory in which the Company conducted business during the last year of Employee’s employment with the Company, and (3) any state or jurisdiction where the Company has customers, operations, or conducts business. The parties intend that the restrictions in this Article 2 be reasonable as to time, geographic area, and scope of activity; if a court of competent jurisdiction determines that any such restriction is unenforceable as written, the restriction shall be reformed and enforced to the maximum extent permitted by applicable law, including Section 15.50 of the Texas Business and Commerce Code.

2.5       Intellectual Property Assignment. Employee agrees that all discoveries, inventions, improvements, innovations, computer programs, writings, works of authorship, designs, know-how, ideas, trademarks, copyrights, moral rights, and other intellectual property (whether or not patentable and whether or not reduced to practice) that relate to the Company’s business, products, services, or research and development, and that are conceived, developed, contributed to, or reduced to practice by Employee (either solely or jointly with others) while employed by the Company (collectively, “Work Product”), shall be the sole and exclusive property of the Company. Employee hereby assigns to the Company all right, title, and interest Employee may have or may acquire in and to any and all Work Product. Employee agrees to assist the Company, or its designee, at the Company’s expense, in every proper way to secure the Company’s rights in the Work Product in any and all countries, including the disclosure to the Company of all pertinent information and data with respect thereto, and the execution of all applications, specifications, oaths, assignments, and all other instruments which the Company shall deem necessary in order to apply for and obtain such rights and in order to assign and convey to the Company, its successors, assigns, and nominees the sole and exclusive rights, title, and interest in and to such Work Product. Employee represents that Employee’s performance of all the terms of this Agreement will not breach any agreement with any former employer or other party, and that Employee has not entered into, and agrees not to enter into, any agreement either written or oral in conflict herewith.

2.6       Return of Company Property. Employee acknowledges that all documents, records, data, apparatus, equipment, and other physical property furnished to or acquired by Employee in the course of Employee’s employment belong to the Company. Upon termination of Employee’s employment, or upon the Company’s request, Employee shall immediately deliver to the Company, and shall not keep in Employee’s possession, recreate, or deliver to anyone else, any and all Company property, including, but not limited to, Company documents, records, data, notes, reports, proposals, lists, correspondence, specifications, drawings, blueprints, sketches, materials, flow charts, equipment, other documents or property, and reproductions of any aforementioned items developed by Employee pursuant to Employee’s employment with the Company or otherwise belonging to the Company, together with all keys, access cards, identification cards, and passwords relating to the foregoing.

2.7       Cooperation with Legal Proceedings. Employee agrees that during and after Employee’s employment, Employee shall cooperate fully with the Company in the defense or prosecution of any claims or actions now in existence or which may be brought in the future against or on behalf of the Company which relate to events or occurrences that transpired while Employee was employed by the Company. Employee’s full cooperation in connection with such claims or actions shall include, but not be limited to, being available to meet with counsel to prepare for discovery or trial and to act as a witness on behalf of the Company at mutually convenient times. During periods following Employee’s termination, the Company agrees to reimburse Employee for reasonable expenses incurred in connection with such cooperation and to make reasonable efforts to accommodate Employee’s other personal and professional commitments.

ARTICLE 3 – GENERAL PROVISIONS

3.1       Withholding of Taxes. The Company may withhold from any amounts payable under this Agreement all federal, state, city or other taxes and withholdings as shall be required pursuant to any applicable law, rule or regulation.

3.2       Notice. For purposes of this Agreement, all communications, including, without limitation, notices, consents, requests or approvals, provided for in this Agreement (i) shall be in writing signed by or on behalf of the party making the same; (ii) shall be deemed given or delivered (1) if delivered personally, when received, (2) if sent from within the United States by registered or certified mail, postage prepaid, return receipt requested, on the fifth (5th) business day after mailing, or (3) if sent by messenger or reputable overnight courier service, when received; and (iii) shall be addressed to the Company (to the attention of the Chief Executive Officer of the Company) at its principal office, or to Employee at Employee’s principal residence, or to such other address as any party may have furnished to the other in writing and in accordance herewith, except that notices of change of address shall be effective only upon receipt.

3.3       Validity. It is not the intent of any party hereto to violate any public policy of any jurisdiction in which this Agreement may be enforced. If any provision of this Agreement, or the application of any provision hereof to any person or circumstances, is held invalid, unenforceable or otherwise illegal, the remainder of this Agreement and the application of such provision to any other person or circumstances shall not be affected, and the provision so held to be invalid, unenforceable or otherwise illegal shall be reformed to the extent (and only to the extent) necessary to make it valid, enforceable and legal.

3.4       Entire Agreement. This Agreement supersedes any other agreements, oral or written, between the parties with respect to the subject matter hereof, and contains all of the agreements and understandings between the parties with respect to the employment of Employee by the Company. Any waiver or modification of any term of this Agreement shall be effective only if it is set forth in a writing signed by both parties hereto.

3.5	Successors.

3.5.1       This Agreement shall inure to the benefit of the Company and any Successor of or to the Company, but shall not otherwise be assignable or delegable by the Company. “Successor” shall mean any successor in interest, including, without limitation, any entity, individual or group of persons acquiring directly or indirectly all or substantially all of the business or assets of the Company, as the case may be, whether by sale, merger, consolidation, reorganization or otherwise.

3.5.2	This Agreement shall inure to the benefit of and be enforceable by Employee’s personal or legal representatives, executors, administrators, heirs, distributees and legatees.

3.5.3       This Agreement is personal in nature and neither of the parties shall, without the consent of the other, assign, transfer or delegate this Agreement or any rights or obligations hereunder except as expressly provided in this Section 3.5.

3.6       Captions. The captions in this Agreement are solely for convenience of reference and shall not be given any effect in the construction or interpretation of this Agreement.

3.7       Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together will constitute one and the same Agreement. If any signature is delivered by facsimile transmission, or by email delivery of a “.pdf” format data file, that signature shall constitute effective execution and delivery of this Agreement or other related document and shall be deemed to be an original signature for all purposes.

3.8       Modification and Waiver. No provisions of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing and signed by Employee and the Company. No waiver by any party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of similar or dissimilar provisions or conditions at the same or at any prior or subsequent time.

3.9       Severability. The provisions of this Agreement shall be deemed severable, and the invalidity or unenforceability of any provision shall not affect the validity or enforceability of the other provisions hereof.

3.10       Specific Performance. The parties agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof, and that the parties shall be entitled to specific performance of the terms hereof, in addition to any other remedy to which they are entitled at law or in equity.

3.11       Governing Law and Forum Selection. This Agreement shall be governed by, and construed and enforced in accordance with, the laws of the State of Texas, without regard to its conflict of laws principles. If Texas’s conflict of law rules would apply another state’s laws, the parties agree that Texas law shall still govern. The parties irrevocably agree that any claim, action or proceeding arising out of or relating to this Agreement shall be brought exclusively in the state or federal courts of competent jurisdiction located in Dallas County, Texas, and each party irrevocably submits to the exclusive jurisdiction and venue of such courts and waives any objection to such jurisdiction or venue, including any objection based on forum non conveniens.

3.12       Survival. The provisions of this Agreement that by their nature should survive termination of this Agreement shall survive any such termination, including without limitation: (a) all obligations in Article 2 (Covenants of Employee); (b) the clawback provision in Section 1.5.2; (c) the return of Company property obligations in Section 2.6; (d) the intellectual property assignments in Section 2.5; (e) the cooperation with legal proceedings in Section 2.7; (f) the general provisions in Article 3; and (g) any accrued but unpaid obligations of either party.

3.13       Vacation. Employee shall be entitled to accrue paid vacation at a rate of three (3) weeks per year. After five (5) years of employment, Employee will accrue four (4) weeks per year, in each case subject to and in accordance with Company policy.

3.14       Public Company Matters; Company Policies. Employee acknowledges that the Company is a public reporting company whose securities are listed on The Nasdaq Stock Market. Employee agrees to comply with all Company policies applicable to Employee as an officer of the Company, including, without limitation, the Company’s code of business conduct and ethics, insider trading policy, related-party transaction policy, and clawback/recoupment policy, each as in effect and amended from time to time. Employee acknowledges that Employee may be an “officer” for purposes of Section 16 of the Securities Exchange Act of 1934, as amended, and agrees to cooperate fully and timely with the Company in the preparation and filing of any reports required under Section 16 and any other applicable securities laws, and in connection with the Company’s disclosure obligations, including any Current Report on Form 8-K relating to Employee’s appointment.

[Signature Page Follows]

IN WITNESS WHEREOF, the Company has caused this Agreement to be executed by its officer thereunto duly authorized, and Employee has signed this Agreement, effective as of the date first above written.

SADOT GROUP INC.

By:	Chagay Ravid
Name:	/s/ Chagay Ravid
Title:	CEO

EMPLOYEE

/s/ ALEKSANDR ZHANDOV

ALEKSANDR ZHANDOV

Address: Sofia Center, str. Lege 6, Apt 8, 1000 Sofia, Bulgaria